                               NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Mickey Foster
Vice President
Corporate and Investor Relations
(732) 933-5140

MILLENNIUM CHEMICALS COMPLETES EXCHANGE OFFER
FOR 9¼% SENIOR NOTES DUE 2008

London, England and Red Bank, New Jersey, September 11, 2001 – Millennium Chemicals (NYSE - MCH) announced today that Millennium America Inc., a wholly owned subsidiary of Millennium Chemicals, has exchanged substantially all of its previously outstanding 9¼% Senior Notes due 2008 ($275 million aggregate principle amount), which were issued on June 18, 2001 pursuant to exemptions from registration under applicable securities laws, for an equal principle amount of its new 9¼% Senior Notes due 2008 that have been registered under the U.S. securities laws. The new notes have substantially the same terms (interest rate, maturity and redemption rights) as the previously outstanding notes.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals Inc. is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride, and other products, including cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America, and through its partnership interest in La Porte Methanol Company, LP, a partner in a leading U.S. producer of methanol;
  A leading producer of fragrance chemicals; and,
  Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene, and the third-largest producer of polyethylene in North America and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect opinions as of this date; and, such information will not necessarily be updated by the Company.

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